Exhibit 10.36

December 29, 2008

Edward J. Kelly
Citigroup Inc.
399 Park Avenue
New York, NY 10043

Dear Ned:

Reference is made to our letter agreement dated February 4, 2008 (the “Letter Agreement”). In light of the need to modify the Letter Agreement to reflect your changed position within Citigroup Alternative Investments (“CAI”) since the execution of the Letter Agreement, you and we hereby agree to amend the Letter Agreement as follows:

The third sentence of the second paragraph of paragraph 1 shall be amended and restated as follows:

“Good Reason shall mean (i) a material reduction in your title, responsibilities, duties, authority or positions, all as in effect on the date hereof or as altered with your written consent; (ii) a decrease in your guaranteed incentive compensation or annual salary or a failure by the Company to pay compensation due and payable to you in connection with this offer; (iii) (A) you are no longer Head of Global Banking and President and CEO of CAI or (B) a change in your reporting relationship as in effect on the date hereof unless after such change you report solely to the Chief Executive Officer of Citigroup Inc. or as altered with your written consent or (iv) a transfer of your primary workplace outside of Manhattan unless the Company’s or CAI’s principal corporate office is moved outside Manhattan and you are asked to transfer to such principal corporate office, in which case Good Reason shall mean moving the Company’s or CAI’s principal corporate office more than 30 miles outside Manhattan; provided, however, that no event or condition specified in subparagraphs (i) - (iv) above shall constitute Good Reason unless (x) you give the Company written notice of your intention to terminate your employment for Good Reason and the grounds for such termination within 30 days of your discovery of such grounds, and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds are susceptible to correction but cannot be corrected within such 30-day period, the Company has taken all reasonable steps within such 30-day period to correct such grounds, and such grounds are not corrected within the next 30-day period thereafter); provided, further, that no change in title or reporting relationship shall constitute Good Reason if (aa) such change arises in connection with a reorganization of the Company’s management or organizational structure so that such title no longer exists and (bb) you are provided a title with substantially similar authority and/or equivalent reporting relationship.”

Very truly yours,

CITIGROUP INC.

/s/ Paul D. McKinnon
Name: Paul D. McKinnon
Title: Head of Human Resources

Agreed and acknowledged:

/s/ Edward J. Kelly
Edward J. Kelly

February 4, 2008

BY HAND DELIVERY
Mr. Edward J. Kelly

We are delighted to extend to you an offer to join Citibank, N.A. (the “Company” and, together with its parent, and its and their subsidiaries, “Citi”), as President of Citi Alternative Investments. Upon joining the Company, you will report to the CEO of CAI. Your expected start date will be Monday, February 4, 2008.

If you accept, you will be joining a family of companies that serves 200 million customer accounts in nearly 100 countries and is bound together by a steady focus on growth, a workforce committed to excellence, and a workplace based on mutual respect, where every employee can make a difference.

Base Salary. Your base salary will be paid semi-monthly at an annual rate of $225,000.00 (less applicable withholdings and deductions).

Incentive and Retention Awards.

1. 2008 Guaranteed Incentive and Retention Award. In addition to your base salary, for fiscal year 2008, your total incentive and retention award is guaranteed, subject to the provisions below, to be not less than $9,775,000.00, which will be paid and granted, respectively, no later than March 15, 2009. The 2008 guaranteed incentive and retention award is payable in a combination of cash and a restricted or deferred stock award pursuant to the Capital Accumulation Program(s) (“CAP”) in effect at the time of the award. CAP is composed of two programs, the Core Capital Accumulation Program (“Core CAP”) and the Supplemental Capital Accumulation Program (“Supplemental CAP”). A copy of the current CAP Prospectus is enclosed.

     Your 2008 guaranteed incentive and retention award will not be paid and granted if, before the date of the scheduled payment and grant you have voluntarily terminated your employment without “Good Reason” or you have been terminated by the Company for “Cause.” Cause shall mean an action taken by any governmental or non-governmental regulatory body or self regulatory organization (“SRO”) which substantially impairs you from performing your duties; your material misconduct in connection with your employment; your material breach of any material CAI policy or rule; your dishonesty in connection with your employment; your breach of your fiduciary duty of loyalty to CAI; your violation of any securities or banking law, rule or regulation or of an SRO’s constitution, by-laws, rules or regulation; your failure to obtain the

Edward J. Kelly
February 4, 2008

required licenses within a reasonable period of time after your start date or to remain licensed to perform your functions; your failure to devote all of your professional time to your assigned duties and to the business of CAI; your conviction of a felony; your conviction for a crime of breach of trust, dishonesty, money laundering or participation in a pre-trial diversion program for such a crime; your continued, material failure to perform after written notice or your serious negligence in the performance of your duties; or, a factual representation made by you in the furtherance of your hiring which shall prove to have been incorrect in any material respect when made. Good Reason shall mean (i) a material reduction in your title, responsibilities, duties, authority or positions; (ii) a decrease in your guaranteed incentive compensation or annual salary or a failure by the Company to pay compensation due and payable to you in connection with this offer; (iii) (A) someone other than you replaces the current CEO of CAI in that role or (B) a change in your reporting relationship that results in your reporting to someone other than the CEO of CAI, unless you become the CEO of CAI or (iv) a transfer of your primary workplace outside of Manhattan unless the Company’s or CAI’s principal corporate office is moved outside Manhattan and you are asked to transfer to such principal corporate office, in which case Good Reason shall mean moving the Company’s or CAI’s principal corporate office more than 30 miles outside Manhattan; provided, however, that no event or condition specified in subparagraphs (i) – (iv) above shall constitute Good Reason unless (x) you give the Company written notice of your intention to terminate your employment for Good Reason and the grounds for such termination within 30 days of your discovery of such grounds, and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company with 20 days of its receipt of such notice (or, in the event that such grounds are susceptible to correction but cannot be corrected within such 20-day period, the Company has taken all reasonable steps within such 20-day period to correct such grounds, and such grounds are not corrected within the next 20-day period thereafter); provided, further, that no change in title or reporting relationship shall constitute Good Reason if (aa) such change arises in connection with a reorganization of the Company’s management or organizational structure so that such title no longer exists and (bb) you are provided a title with substantially similar authority and/or equivalent reporting relationship.

     Notwithstanding anything to the contrary, if the Company terminates your employment without Cause, you terminate your employment with Good Reason, or your employment with the Company is terminated by reason of your death or total disability (as determined by the Social Security Administration) (“Disability”), (i) if such termination is prior to the payment or grant date for the 2008 guaranteed incentive and retention award, your 2008 guaranteed incentive and retention award will be paid to you or your estate in all cash on the date other similar 2008 incentive and retention awards are paid and granted, no later than March 15, 2009 or (ii) to the extent the CAP portion of this award (not including any premium shares), if any, is not vested and delivered as a result of such termination, the Company will cancel such unvested and unpaid portion of this award and will make a cash payment to you equal to the value of such canceled shares (not including premium shares) as of the termination date. However, if it is discovered prior to the date of payment of the award that your employment could have been terminated for Cause,

Edward J. Kelly
February 4, 2008

your employment shall, at the election of the Company in its sole discretion, be deemed to have been terminated for Cause, as of the date the event or events giving rise to the termination for Cause, and the Company shall have no further obligation to pay to you any outstanding guaranteed incentive and retention award.

     Upon termination of your employment, all employee perquisites, entitlements and benefits will immediately cease, except as otherwise provided for in this agreement, or as otherwise provided under the relevant benefit plans. In addition, you agree to accept such payments, perquisites, entitlements and benefits in full satisfaction of any and all claims arising out of this offer.

2. Discretionary Incentive and Retention Award. For fiscal year 2009 and thereafter, you will be eligible to be considered for a discretionary award package, generally made on an annual basis. Discretionary award packages will be made at the discretion of management based on a variety of factors, including Citi’s performance, your business unit’s performance, and your individual contribution, and are subject to the terms below.

     Award packages are made as a cash bonus or, for award packages that exceed a certain threshold (as determined by the Company), as a combination of an incentive award in the form of a cash bonus and a retention award of restricted or deferred stock in accordance with CAP.

     Under current program guidelines, your 2008 guaranteed and any future discretionary award packages will be composed of a cash bonus, Core CAP and Supplemental CAP award. The Core CAP award will represent 25% of the pre-tax value of the award package, and the Supplemental CAP award will represent from 5-15% of the award package. The remainder of the award package after Core CAP and Supplemental CAP will be in the form of a cash bonus (less applicable withholdings and deductions).

     CAP awards are governed by the terms of the prospectus in effect at the time of the award (as may be amended from time to time) and CAP guidelines that may be modified at management’s discretion. CAP awards are subject to vesting conditions, including but not limited to continued employment, and will be cancelled if the conditions of vesting are not met. Absent a written agreement to the contrary, and except for your 2008 guaranteed award, all award packages are discretionary and you do not have a right to receive such an award. In order to be eligible to receive any discretionary award package, you must be actively employed by Citi on the date the award is made.

Sign-On Award. You will receive a sign-on award on your start date of 36,166 restricted or deferred shares of Citigroup Inc. common stock pursuant to the Citigroup Stock Award Program (“CSAP”). The shares of restricted or deferred stock will vest and be distributed to you at a rate of 25% per year over four years beginning on the first anniversary of the grant date, provided that you remain continuously employed by Citi

Edward J. Kelly
February 4, 2008

through each vesting date and meet all other vesting conditions. More detailed information on the terms and conditions of this grant will be outlined in the prospectus and notification materials, which will be forwarded to you following the award date. In the event that your employment with the Company is terminated at any time by you with Good Reason, by involuntary termination not for Cause, or due to your death or Disability, then the sign-on award shall fully vest and become non-forfeitable as of the date of termination and shall be delivered to you in freely tradeable form, or, at the Company’s discretion, the Company shall pay you the cash equivalent of any forfeited shares measured as of the date of termination.

Stock Ownership Commitment. Citi is a leader among companies that maintain a stock ownership commitment. In 2005, Citi introduced an expanded version of the stock ownership commitment, with a 25% holding requirement that applies prospectively. After the expansion of the stock ownership commitment became effective in 2006, approximately 3,000 employees around the world are subject to Citi’s stock ownership commitment. We expect that this stock ownership commitment will apply to you.

Compensation and Benefits. You will be eligible to participate in the Company’s comprehensive benefit programs. All compensation and benefits are deliverable in accordance with the Company’s policies, plans and programs in effect at the time of delivery. Further details regarding these policies, benefit plans and programs will be provided when you begin your employment. Please note that all the Company’s compensation, benefits and other policies, plans and programs are subject to change at management’s discretion. Notwithstanding the foregoing, in addition to the Company’s moving the contents of your current office to your office with the Company in Manhattan, in the event that during your employment you relocate your primary residence to the New York City area, you will be eligible for relocation benefits under the Company’s relocation policy then in effect without regard to any time restrictions that would otherwise apply.

Indemnification. You shall be indemnified to the maximum extent provided by the corporate documents of the Company then in effect or pursuant to applicable law and subject to your execution of applicable undertakings, as provided by such corporate documents or applicable law, including but not limited to recoupment if you do not meet the relevant standard of conduct. You agree that should you request indemnification and/or the advancement of expenses, you will repay all of such expenses if the Board of Directors of the Company that advanced the expenses determines that the actions for which such indemnification and/or advancement was sought did not meet the relevant standard of conduct.

Taxes. All compensation, payments, incentive and retention awards, perquisites, and benefits set forth in this letter are subject to applicable federal, state and local taxes, and the Company will withhold such taxes as it determines are required by applicable law or regulation. You will remain obligated to pay all required taxes on all compensation, payments, incentive and retention awards, perquisites, and benefits

Edward J. Kelly
February 4, 2008

regardless of whether these amounts have been withheld or are required to be withheld by the Company.

IRC Section 409A. This letter will be administered in accordance with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury pronouncements relating thereto. You further agree that this Agreement may be amended by the Company to the extent necessary to comply with section 409A of the Internal Revenue Code of 1986, as amended, and any rules, regulations and any Treasury pronouncements relating thereto in order to preserve the payments and benefits provided herein to the extent possible without additional monetary costs to the Company.

Prior Restrictive Covenants. You will abide by any pre-existing terms and conditions that are contained in any contractual restrictive covenants you may have entered into with any prior employer, client or other person or entity, including (without limitation) any covenants relating to the hiring or solicitation of employees, solicitation of customers, your employment by a competitor, or maintaining the confidentiality of proprietary information. You represent that your employment with the Company will not be in violation of any pre-existing restrictive covenant, and you understand that your employment with the Company is contingent upon same. If you are subject to any such restrictive covenants, you have already disclosed them to me and you have provided copies of them to me.

Non-Solicitation. In consideration of your employment, you agree that while you are employed, and for one year following the termination of your employment, you will not directly or indirectly solicit, induce, or otherwise encourage any person to leave the employment of or terminate any customer relationship with Citi.

Confidentiality. You also agree that during your employment, you may have access to or acquire confidential, client, employee, competitive and/or other business information that is unique and cannot be lawfully duplicated or easily acquired. You understand and agree that you will have a continuing obligation to protect the confidentiality of such information and not to use, publish or otherwise disclose such information either during or after your employment with the Company.

Pre-Employment Screening. Your employment is contingent upon successful completion of any and all procedures and verifications to meet employment eligibility, including completion of a drug screening; completion of reference checks and a background criminal report; and your providing appropriate work authorization and completing an “I-9” form.

Employment at Will. This letter should not be construed as a promise or guarantee of employment for any defined period of time. Your employment relationship with the Company is “at will,” which affords either party the right to terminate the relationship at any time for any reason or for no reason at all not otherwise prohibited by law.

Edward J. Kelly
February 4, 2008

Severability. In the event that any provision of this letter shall be determined to be invalid or unenforceable, in whole or in part and other than any requirements for a separation agreement and/or general release, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

This letter and the enclosed Principles of Employment describe the Company’s offer of employment. Any discussions that you may have had with us are not part of this offer unless they are described in this letter, the applicable Employee Handbook, the Citi Code of Conduct, or the Principles of Employment.

We are confident that Citi can offer you a rewarding and challenging career opportunity. Please confirm that you have accepted the terms of this offer by signing this letter and the enclosed Principles of Employment. Please return a signed copy of this letter and the Principles of Employment to me as soon as possible. I look forward to working with you.

Sincerely,

/s/ John Havens

John Havens
Chief Executive Officer
Citi’s Alternative Investments

ACCEPTED AND AGREED:

/s/ Edward J. Kelly	February 4, 2008
Edward J. Kelly	Date

Enclosure: Principles of Employment

Edward J. Kelly
February 4, 2008

Office Memo

TO:	All New Hires and Transfers

FROM:	Human Resources

SUBJECT:	PRINCIPLES OF EMPLOYMENT

As you consider our offer of employment or continued employment with Citigroup Inc., its subsidiaries, and its and their affiliates (collectively “Citi”), there are certain matters that we want to clarify. First, you must observe the policies that we publish from time to time for employees. These include a requirement that you maintain the highest standards of conduct and act within the highest ethical principles. You must not do anything that may be a conflict of interest with your responsibilities as an employee. These expectations are included in your business sector’s Employee Handbook, the Citi Code of Conduct, and any other policies that apply to your business sector or to Citi employees generally. These documents are available for your review prior to your acceptance or transfer of employment if you choose to review them. You will be asked to acknowledge receiving a copy of the Citi Code of Conduct (if you are a new hire) and the Employee Handbook for your business sector on or before your start date or transfer date. Remember–it is your responsibility to read and understand these policies and expectations. If you have any questions, now or in the future, please ask your Human Resources Generalist.

Second, you must never use (except when necessary in your employment with us), nor disclose to any unauthorized person within Citi or anyone not affiliated with Citi, any confidential or unpublished information you obtain as a result of your employment with us. This applies both while you are employed with us and after that employment ends. If you leave our employ, you may not retain or take with you any writing or other record that relates to the above.

Third, your employment with us requires your full attention. You waive any rights to and further agree to assign, and hereby do assign, any work of authorship, invention, discovery, development or improvement made or conceived by you, either alone or jointly with others, during the time you are employed by us which pertains to our business; arises out of your employment; is aided by the use of time, materials, property or facilities of Citi; or is at Citi’s request and expense. In addition, in the event that you currently own rights in any inventions or technologies (such as financial models, trading strategies or software programs), you are required to notify your manager of the existence and nature of such things prior to your employment with us. Unless you obtain a signed written agreement from an authorized representative of Citi providing otherwise prior to your employment with us, you agree to assign, and hereby do assign, to us any interest that you have in such inventions or technologies.

Edward J. Kelly
February 4, 2008

Additionally you agree to assist Citi in connection with any effort to perfect such assignment; any controversy or legal proceeding relating to such invention, improvement, discovery or work of authorship; and in obtaining domestic and foreign patient(s), copyright or other protection covering the same.

Fourth, you agree to follow our dispute resolution/arbitration procedure for resolving all disputes* arising out of or relating to your employment with and separation from Citi. This applies while you are employed by us as well as after your employment ends. While we hope that disputes with our employees will never arise, we want them resolved promptly if they do arise. These procedures do not preclude us from taking disciplinary actions (including terminations) at any time, but if you dispute those actions, we both agree that the disagreement will be resolved through these procedures. Our procedures are divided into two parts. First, an internal dispute resolution procedure which allows you to seek review of any action taken regarding your employment or termination of your employment which you think is unfair. Second, in the unusual situation when this procedure does not fully resolve a dispute, and such dispute is based upon a legally protected right (i.e., statutory, contractual, or common law), we both agree to submit the dispute, within the time provided by applicable statute(s) of limitations, to binding arbitration as follows:
  Before the arbitration facilities of the Financial Industry Regulatory Authority, Inc. (“FINRA”) if: (1) you are an employee of the Global Wealth Management or Markets & Banking sectors of Citi; or, (2) you are an employee of both Smith Barney, a division of Citigroup Global Markets Inc. (“Smith Barney”) (the “Secondary Employer”) and another Citi affiliate (the “Primary Employer”) (which together make you a “Dual Employee”) and your dispute involves Smith Barney or activities related to your securities license(s). In such Dual Employee instances, any other related disputes you may have against your Primary Employer must be heard before the FINRA as well.

  Before the American Arbitration Association (“AAA”) where you do not meet the criteria above for FINRA arbitration, where the FINRA declines the use of its facilities, or where you are a Dual Employee and your dispute does not involve Smith Barney or activities related to your securities license(s).
Arbitrations shall be conducted in accordance with the respective arbitration rules of the FINRA or AAA, as applicable, then in effect and as supplemented by the applicable Arbitration Policy then in effect for your business sector (“Arbitration Policy”). Dual Employee disputes shall be governed by the Arbitration Policy of the Primary Employer, except that notwithstanding the forum designated in such Arbitration Policy, any disputes with Smith Barney or that relate to your securities license(s) must be heard before the FINRA. A detailed description of the applicable Arbitration Policy is available for review prior to your acceptance or transfer of employment if you choose to review it, and is included in the Employee Handbook for your business sector. Again, it is your responsibility to read and understand the dispute resolution/arbitration procedure. If you have any questions, now or in the future, please ask your Human Resources Generalist.

Fifth, nothing herein constitutes a contract of employment for a definite period of time. The employment relationship is “at-will” which affords either party the right to terminate the

Edward J. Kelly
February 4, 2008

relationship at any time for no reason or any reason not otherwise prohibited by applicable law. Citi retains the right to decrease an employee’s compensation and/or benefits, transfer or demote an employee, or otherwise change the terms and conditions of any employee’s employment with Citi at any time with or without notice at its sole discretion.

We believe these matters are important to you as an employee and to us as an employer. Your acceptance of our offer of employment with Citi or to transfer within Citi constitutes your acceptance of the aforementioned provisions.

Understood and agreed.

/s/ Edward J. Kelly	February 4, 2008
Signature	Date

* These include, but are not limited to, all claims, demands or actions alleging unlawful employment discrimination or other conduct under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Worker Adjustment And Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, and all amendments to the aforementioned, and any other federal, state or local statute or regulation or common law regarding employment, discrimination in employment, the terms and conditions of employment, employment compensation, breach of contract, defamation, the termination of employment, retaliation or whistleblower claims, or any claims arising under any Citigroup Inc. Separation Pay Plan.